Exhibit 21.1

                                        Subsidiaries of Azul Holdings Inc.


A.       52.5% owned subsidiary of Azul Holdings Inc., a Delaware corporation:

         1.       Xyvision Enterprise Solutions, Inc., a Delaware corporation

B.       Wholly owned subsidiaries of Xyvision Enterprise Solutions, Inc.:

                                                               Jurisdiction
                                      Name                    of organization

         1.       Xyvision Enterprise Solutions GMBH           Germany
         2.       Xyvision Enterprise Solutions Sarl           France
         3.       Xyvision Enterprise Solutions Europe Ltd.    United Kingdom
         4.       Lightbinders Inc.                            Delaware